Exhibit 1.3


                       PURCHASE PRICE ADJUSTMENT AGREEMENT



       THIS PURCHASE PRICE ADJUSTMENT AGREEMENT (this "Agreement") is made as of the 2nd day of April, 1998, by and between CarrAmerica Realty Corporation (the "Company") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S").

       On the date hereof, the Company and MLPF&S are entering into an agreement (the "Purchase Agreement") pursuant to which the Company is selling to MLPF&S 5,000,000 shares of the Company's common stock, par value $.01 per share ("Common Shares"), at a price of $30.00 per share, for an aggregate consideration of $150,000,000. In connection with, and as a condition to, the Purchase Agreement, the parties desire to agree to a mechanism for adjusting the total number of Common Shares sold by the Company to MLPF&S pursuant to the Purchase Agreement (or an adjustment in the aggregate purchase price for such Common Shares) upon changes in the market price of a Common Share.

       The purpose of this Agreement is to set forth the terms and conditions of the purchase price adjustments agreed to between MLPF&S and the Company.

       IN CONSIDERATION of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the Company and MLPF&S hereby agree as follows:


       Section 1    Definitions.

       As used in this Agreement, the following terms shall have the meanings set forth below:

                    (a) Ability to Settle in Common Shares. As of the date
              hereof, the Company has not, and after the date hereof, the Company will not, enter into any obligation that would contractually prohibit the Company from delivering Common Shares pursuant to Section 3.2, 4.2 or 5 of this Agreement.

                    (b) Adjustment Shares. 5,000,000 Common Shares, as may be
              adjusted from time to time pursuant to Section 1(c), reduced by the number of Settlement Shares that are the subject of Settlement pursuant to Section 3.1 or Section 4.1. The initial number of Adjustment Shares is equal to the number of Purchased Shares (as defined in the Purchase Agreement) being purchased by MLPF&S under the Purchase Agreement.


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                    (c) Certain Adjustments to Reference Price or Number of
              Adjustment Shares. In the event of:

                           (i) a subdivision, consolidation or reclassification of the Common Shares, or a free distribution or dividend of any Common Shares to all existing holders of Common Shares by way of bonus, capitalization or similar issue;

                           (ii) a distribution or dividend to all existing holders of Common Shares of (A) additional Common Shares or (B) other share capital or securities granting right to payment of dividends and/or the proceeds of liquidation of the Company equally or proportionally with such payments to holders of Common Shares or (C) any other type of securities, warrants or other assets, in any case for payment (cash or otherwise) at less than the prevailing market price; or

                           (iii) any other event that has a dilutive or concentrative effect on the value of the Common Shares,

                    an adjustment shall thereupon be effected to the Reference Price and/or the Adjustment Shares at the time of such event with the intent that, following such adjustment, the value of this transaction is economically equivalent to the value immediately prior to the occurrence of the event causing the adjustment.

                    (d) Block Sale. Any privately negotiated sales of the Common
              Shares involving at least a block of such security (as defined in Rule 10b-18 under the Exchange Act).

                    (e) Business Day. Any day other than Saturday, Sunday, or
              any other day on which banking institutions in the States of Maryland or New York, or in the District of Columbia, are not open for business.

                    (f) Calculation Agent. MLPF&S, whose calculations and
              determinations shall be made in a reasonable manner.

                    (g) Closing Price. The last sale price of the Common Shares on the Relevant Exchange on the relevant date.

                    (h) Commission. The Securities and Exchange Commission.

                    (i) Compounding Period. Each period commencing on and
              including:


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                           (i) in the case of the first Compounding Period, the
                           Initial Settlement Date and ending on but excluding the first Reset Date; and

                           (ii) for each period thereafter, a Reset Date and ending on (but excluding) the next following Reset Date.

                    (j) Date of Effectiveness. The first date on which resales of the Purchased Shares may be made under a prospectus comprising part of an effective Resale Registration Statement (as defined in the Purchase Agreement).

                    (k) Distribution Amount. On each Reset Date, an amount in
              U.S. Dollars equal to:

                           (i) the sum of all cash distributions paid on a single Common Share during the relevant Compounding Period; plus

                           (ii) an amount representing interest that could have been earned on such distributions at the USD LIBOR rate having a designated maturity of 1 month, plus the Spread, for the period from the date that such distributions would have been received by a holder of such number of Common Shares until such Reset Date.

                    (l) DRIP Distribution. Sales to any Dividend Reinvestment
              Plan now or hereafter established by the Company, or to any agent acting on behalf of such Plan, for sale to participants in such Plan.

                    (m) Effective Date. April 2, 1998.

                    (n) Exchange Act. The Securities Exchange Act of 1934, as
              amended.

                    (o) Exchange Trading Day. Each day on which the Relevant
              Exchange is open for trading.

                    (p) Execution Price. The Closing Price on the Effective
              Date.

                    (q) Gradual Market Distribution. An offering of the Common
              Shares into the existing trading market for outstanding shares of the same class at other than a fixed price on or through facilities of a national securities exchange or to or through a market maker otherwise than on an exchange.

                    (r) Initial Price.


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                           (i) For the Compounding Period ending on the first
                           Reset Date, an amount in U.S. Dollars equal to $30.00, and

                           (ii) for each subsequent Reset Date, the Reference Price as calculated on or adjusted as of the prior Reset Date.

                    (s) Initial Settlement Date. April 6, 1998.

                    (t) Interim Settlement Amount. With respect to a given Reset
              Date, means the amount by which the Reference Amount exceeds the product of (x) the Closing Price and (y) the number of Adjustment Shares.

                    (u) Interim Settlement Shares. The Interim Settlement Amount
              divided by the Closing Price on such Reset Date.

                    (v) Maturity Date. April 2, 1999.

                    (w) Relevant Exchange. Means, with respect to any Exchange
              Trading Day, the principal Stock Exchange on which the Common Shares are traded on that day.

                    (x) Reference Amount. On each Reset Date, the Reference
              Price multiplied by the Adjustment Shares or Settlement Shares, as applicable.

                    (y) Reference Price. On each Reset Date, the Reference Price shall be determined by:

                           (i) compounding the Initial Price for each Compounding Period at the USD LIBOR rate having a designated maturity of one month (Actual/360 day count fraction), plus the Spread, to such Reset Date; and

                           (ii) subtracting the Distribution Amount at that date.

              The Reference Price shall be subject to adjustment under Section 1(c).

                    (z) Reset Date. Means, through the final Trade Date, (i) the last day of each one-month period, beginning on April 30, 1998 (provided, that if such day is not a Business Day then the Reset Date shall be the next Business Day) and (ii) as to any Settlement Shares, the related Trade Date.

                    (aa) Securities Act. The Securities Act of 1933, as amended.


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                    (ab) Settlement. Has the meaning set forth in Section 3.1 or
              Section 4.1, as applicable.

                    (ac) Settlement Amount. The net sales proceeds realized by or on behalf of MLPF&S for all sales of Common Shares in connection with any Settlement, calculated as follows:

                           (i) if the manner of Settlement sale pursuant to
                           Section 3.1 or Section 4.1 is an Underwritten Secondary Offering, the Settlement Amount will equal the gross proceeds realized, net of a negotiated underwriting discount;

                           (ii) if the manner of Settlement sale pursuant to
                           Section 3.1 or Section 4.1 is a Block Sale, the Settlement Amount will equal the gross sales proceeds realized, net of a negotiated underwriting discount;

                           (iii) if the manner of Settlement sale pursuant to
                           Section 3.1 or Section 4.1 is a Gradual Market Distribution, the Settlement Amount will equal the gross sales proceeds realized from sales to the market over the period of the distribution, net of a resale spread of 50 basis points;

                           (iv) if the manner of Settlement sale pursuant to
                           Section 3.1 or Section 4.1 is a DRIP Distribution, the Settlement Amount will equal the gross sales proceeds realized from sales to any purchase agent for a Company Dividend Reinvestment Plan, net of a resale spread of 50 basis points.

                    (ad) Settlement Date. The date on which, in accordance with standard market practice, the Common Shares are delivered and the funds received, in respect of any Settlement in accordance with
              Section 3.2 or Price Decline Termination Event in accordance with
              Section 4.2.

                    (ae) Settlement Shares. The number of Adjustment Shares
              subject to Settlement.

                    (af) Spread. 75 basis points, subject to adjustment pursuant to Section 6.2.

                    (ag) Stock Exchange. Means the New York Stock Exchange, the
              American Stock Exchange or NASDAQ.

                    (ah) Trade Date. Any date on which MLPF&S executes a
              settlement trade or trades as part of a Settlement in any of the manners


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              of Settlement sale set forth in Section 3.1, pursuant to either
              Section 3.1 or 4.1.

                    (ai) Underwritten Secondary Offering. An underwritten fixed price offering of the Common Shares.

                    (aj) USD LIBOR. The London Inter Bank Offered Rate in
              respect of U.S. Dollars for the designated maturity as quoted on Page 3750 on the Telerate Service (or such other page as may replace Page 3750 on that service) as of 11:00 a.m., London time, on the date on which it is to be determined.


       Section 2 Representations and Warranties.

       The representations and warranties of the Company in Section 4 of the Purchase Agreement are hereby incorporated by reference herein, and the Company hereby so represents and warrants to MLPF&S. The provisions of
       Section 6 of the Purchase Agreement also shall be applicable to any Common Shares delivered to MLPF&S under this Agreement.


       Section 3 Settlement.

                    3.1    Settlement Sale.

       On any Reset Date, or on any other Exchange Trading Date agreed by both parties, up to and including the Maturity Date, the Company may give telephonic notice to MLPF&S to settle, and MLPF&S shall settle, in a commercially reasonable manner (which may require sales over a period of more than 1 day), subject to Section 6.6, all or a portion of the Adjustment Shares ("Settlement"), as specified by the Company, through sale of not less than the number of Common Shares, the sale of which would result in a Settlement Amount equal to 100% of the Reference Amount on the Settlement Date, and not more than the number of Common Shares, the sale of which would result in a Settlement Amount equal to 105% of the Reference Amount on the Settlement Date, in any of the manners set forth below, as selected by the Company:

                           (i) an Underwritten Secondary Offering (for which the Company shall provide at least 21 Business Days prior notice to MLPF&S);

                           (ii) a Block Sale (for which the Company shall provide at least 5 Business Days prior notice to MLPF&S);


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                           (iii) a Gradual Market Distribution (for which the
                           Company shall provide at least 2 Business Days prior notice to MLPF&S); or

                           (iv) a DRIP Distribution (for which the Company shall provide at least 2 Business Days prior notice to MLPF&S).

       If the Company does not specify a manner of sale, a Gradual Market Distribution shall be used. In connection with any Underwritten Secondary Offering or Block Sale, MLPF&S shall be the sole manager and underwriter. Settlement procedures shall begin on the first Exchange Trading Day after expiration of the notice period unless otherwise agreed by the Company and MLPF&S. At such time as the Company delivers notice pursuant to this
       Section 3.1, the Company may direct MLPF&S to sell not less than the number of Common Shares equal to the number of Settlement Shares, and MLPF&S shall comply with such direction in a commercially reasonable manner. Final Settlement shall occur no later than the Maturity Date. However, if the Company has not given MLPF&S notice to settle by the Maturity Date, then MLPF&S shall settle the Settlement Shares using a Gradual Market Distribution to begin as soon as commercially practicable, as determined by MLPF&S, on or after the Maturity Date.

                    3.2    Settlement.

                    (a) If the Settlement Amount resulting from a sale by MLPF&S under Section 3.1 is greater than the Reference Amount, MLPF&S shall pay to the Company an amount in cash equal to the difference or deliver to the Company Common Shares with a value (valued at the Closing Price on the Trade Date) equal to the difference.

                    (b) If the number of Common Shares sold by MLPF&S under
       Section 3.1 is greater than the number of Settlement Shares, the Company shall deliver to MLPF&S, on the Settlement Date, the number of Common Shares equal to the difference. If the number of Common Shares sold by MLPF&S under Section 3.1 is less than the number of Settlement Shares, MLPF&S shall deliver to the Company, on the Settlement Date, the number of Common Shares equal to the difference.

                    (c) In all events, MLPF&S will pay to the Company an amount equal to all cash distributions payable to holders of the Common Shares but not paid prior to the Settlement Date, on a number of Common Shares equal to the Settlement Shares, on the Business Day after the relevant distribution payment date declared by the Company's Board of Directors.


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                    (d) If MLPF&S, in connection with any Settlement, receives net sales proceeds, as calculated pursuant to the definition of Settlement Amount, from the sale of Common Shares prior to the applicable Settlement Date, MLPF&S, on the Settlement Date, shall pay the Company an amount in cash representing interest that could have been earned on such net sales proceeds at the USD LIBOR rate having a designated maturity of 1 month, plus the Spread, for the period from the date that such net sales proceeds are received by MLPF&S until such Settlement Date.


       Section 4 Price Decline Termination Event.

                    4.1    Price Decline Termination Event Sale.

       If the Closing Price on any Exchange Trading Day falls below any Termination Price listed in the following schedule (a "Price Decline Termination Event"), MLPF&S may, at its discretion, in a commercially reasonable manner (which may require sales over a period of more than 1 day), subject to Section 6.6, following notice to the Company, settle the percentage of the Adjustment Shares indicated in the table below ("Settlement") through sale of not less than the number of Common Shares, the sale of which would result in a Settlement Amount on the Settlement Date equal to 100% of the Reference Amount with respect to the percentage of the Adjustment Shares indicated in the table below, and not more than the number of Common Shares, the sale of which would result in a Settlement Amount equal to 105% of the Reference Amount on the Settlement Date, in any of the manners specified in Section 3.1:

              Percentage of Adjustment
                Shares to be Settled                  Termination Price
                --------------------                  -----------------

                      25%                                   $24.00

                      50%                                   $22.50

                      75%                                   $21.00

                      100%                                  $19.50

       Settlement procedures shall commence on the date specified by MLPF&S.

                    4.2    Price Decline Termination Event Settlement.

                    (a) If the Settlement Amount resulting from a sale by MLPF&S under Section 4.1 is greater than the Reference Amount, MLPF&S shall pay to the Company an amount in cash equal to the difference or deliver to the Company Common Shares with a value (valued at the Closing Price on the Trade Date) equal to the difference.


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                    (b) If the number of Common Shares sold by MLPF&S under
       Section 4.1 is greater than the number of Settlement Shares, the Company shall deliver to MLPF&S, on the Settlement Date, the number of Common Shares equal to the difference. If the number of Common Shares sold by MLPF&S under Section 4.1 is less than the number of Settlement Shares, MLPF&S shall deliver to the Company, on the Settlement Date, the number of Common Shares equal to the difference.

                    (c) In all events, MLPF&S will pay to the Company an amount equal to all cash distributions payable to holders of the Common Shares but not paid prior to the Settlement Date, on a number of Common Shares equal to the Settlement Shares, on the Business Day after the relevant distribution payment date declared by the Company's Board of Directors.

                    (d) If MLPF&S, in connection with any Settlement, receives net sales proceeds, as calculated pursuant to the definition of Settlement Amount, from the sale of Common Shares prior to the applicable Settlement Date, MLPF&S, on the Settlement Date, shall pay the Company an amount in cash representing interest that could have been earned on such net sales proceeds at the USD LIBOR rate having a designated maturity of 1 month, plus the Spread, for the period from the date that such net sales proceeds are received by MLPF&S until such Settlement Date.


       Section 5 Interim Settlements.

       Within 5 Business Days following each Reset Date, the Company shall deliver the Interim Settlement Amount in Interim Settlement Shares issued pursuant to an effective registration statement and freely saleable without further action under the Securities Act to MLPF&S or its agent for deposit in a collateral account in the name of the Company at MLPF&S or a custodian or depository designated by MLPF&S. Such shares shall be registered in the stock register of the Company as instructed by MLPF&S and shall be held by MLPF&S or a custodian or depository designated by MLPF&S. If the Company is unable to deliver Interim Settlement Shares in accordance with the preceding sentence, the Company shall deliver "restricted" Interim Settlement Shares that are the subject of a resale registration statement that has been declared effective under the Securities Act by the Commission (an "Effective Resale Registration Statement") in an amount equal to the Interim Settlement Amount. If the restricted Interim Settlement Shares are not the subject of an Effective Resale Registration Statement, the Company shall deliver additional Interim Settlement Shares equal to 50% of the Interim Settlement Amount. At such time as the Interim Settlement Shares are the subject of an Effective Resale Registration Statement, the Company may elect to have returned all additional Interim Settlement Shares delivered


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       pursuant to the preceding sentence. On any Reset Date, if Interim
       Settlement Shares are held by MLPF&S, MLPF&S shall deliver to the Company within five (5) Business Days after such Reset Date the amount in Interim Settlement Shares by which the amount in Interim Settlement Shares held by MLPF&S (valued at the Closing Price on such Reset Date) plus any cash amounts in the collateral account exceeds the Interim Settlement Amount (or 150% of the Interim Settlement Amount, in the event that MLPF&S holds restricted Interim Settlement Shares that are not the subject of an Effective Registration Statement). Distributions on the Interim Settlement Shares will be deposited in the collateral account at MLPF&S or a custodian or depository designated by MLPF&S. The cash amounts in the collateral account will earn interest at the USD LIBOR rate having a designated maturity of 1 month plus the Spread. Upon final Settlement, MLPF&S shall immediately release all claims to cash and Interim Settlement Shares held in the collateral account (including interest earned thereon) and deliver such amounts and all Interim Settlement Shares to the Company.


       Section 6 Certain Covenants and Other Provisions.

                    6.1    Par Value.

       MLPF&S shall pay to the Company $0.01 par value per share for each Common Share delivered to MLPF&S pursuant to this Agreement.

                    6.2    Purchase Price Adjustment Treatment.

       The Company and MLPF&S intend that all payments and deliveries made under this Agreement constitute adjustments to the purchase price paid for the Purchased Shares (and as applicable the number of Purchased Shares purchased) pursuant to Section 2 of the Purchase Agreement and agree, to the extent relevant to their respective business and commercial activities and in the absence of a definitive administrative determination or judicial ruling to the contrary, to treat all such payments and deliveries in a manner consistent therewith for United States federal income tax and financial accounting purposes.

                    6.3    Adjustment to Spread.

       If the Purchased Shares may not be resold under a prospectus comprising part of an effective Resale Registration Statement (as defined in the Purchase Agreement) by June 2, 1998, the Spread shall increase, retroactively, effective on the Initial Settlement Date, to 200 basis points. At such time as the Purchased Shares may be resold under a prospectus comprising part of such an Effective Resale Registration Statement, the Spread shall be reduced, from and after such time, to 75 basis points.


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                    6.4    Delivery of Common Shares.

       The Company covenants and agrees with MLPF&S that Common Shares delivered by the Company pursuant to settlement events in accordance herewith will be duly authorized, validly issued, fully paid and nonassessable. The issuance of such Common Shares will not require the consent, approval, authorization, registration, or qualification of any government authority, except such as shall have been obtained on or before the delivery date to MLPF&S in connection with any registration statement filed with respect to any Common Shares.

                    6.5    Securities Law Compliance.

       Each party agrees that it will comply, in connection with the transactions contemplated by this Agreement and all related or contemporaneous sales and purchases of the Company's Common Shares, with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

                    6.6    Regulatory Compliance.

       Each party agrees that if the delivery of Common Shares upon settlement is subject to any restriction imposed by a regulatory authority, it shall not be an event of default, and the parties will negotiate in good faith a procedure to effect settlement of such shares in a manner which complies with any relevant rules of such regulatory authority and which is satisfactory in form and substance to their respective counsel, subject to Section 7 of the Purchase Agreement. Each party further agrees that any sale pursuant to Section 3.1 or Section 4.1 may be delayed or postponed if, in MLPF&S's judgment, such delay or postponement is necessary to comply with the requirements of applicable law or regulation.

                    6.7    Settlement Transfer.

       All settlements shall occur through DTC or any other mutually acceptable depository.

                    6.8    Trading Authorization.

       The following individuals and/or any individual authorized in writing by the Treasurer of the Company are authorized by the Company to provide trading instructions to MLPF&S with regard to this transaction:

                              Thomas A. Carr
                              Brian K. Fields
                              Debra A. Volpicelli


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                    6.9    Specific Performance.

       The parties acknowledge and agree that the failure of the Company or MLPF&S to deliver Common Shares in accordance with the provisions hereof would result in damage to the other party that could not be adequately compensated by a monetary award. The parties therefore agree that, if either party fails to deliver Common Shares in accordance with the provisions hereof, the other party may, in addition to all other remedies, seek an order of specific performance from a court of appropriate jurisdiction.

                    6.10   Certain Tax Considerations.

       MLPF&S represents and warrants that it is a corporation incorporated under the laws of the State of Delaware, and that it is a "corporation" for U.S. federal income tax purposes and for purposes of any exemptions from information reporting and backup withholding requirements that may apply to payments by the Company to MLPF&S under this Agreement.

                    6.11   Governing Law.

       The Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

                    6.12   Confidentiality.

       Subject to the other applicable subsections of this Section 6, to any contrary requirement of law and to the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential and shall cause its employees and agents to keep strictly confidential the terms of this Agreement and any information relating to or concerning the other party which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligation under, any provision of this Agreement. Notwithstanding the immediately preceding sentence, if the Company determines, in good faith but in its sole discretion, after notice to and consultation with MLPF&S, that a public announcement, news release or public filing is necessary or appropriate to comply with securities laws or recognized national exchange requirements, such announcement, release or filing shall not be deemed to violate the immediately preceding sentence.

                    6.13   Successors and Assigns.

       Each of the parties may assign any of its rights, or delegate any of its duties under this Agreement if the other party first consents to such assignment in writing, which consent shall not be withheld unreasonably. This Agreement shall inure to the benefit of and be binding upon (i) the successors of the parties and (ii) any permitted assignee or transferee of rights and obligations of either party pursuant to this Agreement. Any successor, assignee or transferee


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       of a party pursuant to this Agreement shall be held subject to all of the terms and conditions hereof.

                    6.14   Restrictions on Certain Future Offerings.

       The Company agrees that, from and after the date hereof until the date 180 days from the date hereof, it will not, without the prior consent of MLPF&S, which consent shall not be withheld unreasonably, consummate a forward equity interest transaction (other than as set forth in the Purchase Agreement and this Agreement), or any economically equivalent transaction.

                    6.15   Transfer to Affiliate.

       Notwithstanding anything herein to the contrary, if MLPF&S transfers the Purchased Shares to any affiliate of MLPF&S and assigns all of MLPF&S's rights under the Purchase Agreement, pursuant to and in accordance with
       Section 14 of the Purchase Agreement (including, without limitation, the requirement that such affiliate is not a "foreign person" (as defined for purposes of Section 897(h)(4)(B) of the Internal Revenue Code of 1986, as amended)), then MLPF&S's rights and obligations under this Agreement shall be transferred to such affiliate of MLPF&S. In the event of such a transfer and assignment, such affiliate shall in all respects be substituted for MLPF&S as a party hereto.

                    6.16   Counterparts.

       This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.





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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.



                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                    INCORPORATED


                                        By:          /s/ Dean D'Onofrio
                                           ------------------------------------
                                        Name:        Dean D'Onofrio
                                        Title:       Authorized Signatory



                                    CARRAMERICA REALTY CORPORATION


                                        By:          /s/ Brian K. Fields
                                           -------------------------------------
                                        Name:        Brian K. Fields
                                        Title:       Chief Financial Officer